Exhibit 10.4

Forest City Employer, LLC Severance Plan

and

Summary Plan Description

(As of July 1, 2018)

The Forest City Employer, LLC Severance Plan (the “Severance Plan”) is available to Forest City associates (“you” or an “associate”) who satisfy all of the requirements described below. The Severance Plan is intended to provide benefits to eligible associates of Forest City Employer, LLC (“Forest City” or the “Company”). The Severance Plan is an unfunded plan, which means that benefits under the Severance Plan are paid only from the general assets of the Company.

Purpose of This Document

This document is the plan document for the Severance Plan, as prescribed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is also intended to satisfy the requirements for a summary plan description under ERISA, a body of law enacted by Congress to safeguard your interests and those of your beneficiaries. ERISA does not require an employer to provide benefits; however, it does provide you with certain rights when you participate in certain benefit plans. This document explains whether you are eligible to receive benefits under the Severance Plan, the amount of benefits you may receive, how your benefits will be paid, your rights under ERISA, and various other administrative information.

The Severance Plan supersedes and completely replaces any prior severance or termination pay plan or practice previously applicable to eligible associates as of the Effective Date, which plans or practices are no longer in effect.

Eligibility

You are eligible to participate in the Severance Plan if you are a regular full-time or part-time associate of Forest City, and you are terminated without “cause” (defined below) including, without limitation, in connection with (i) a reduction-in-force, (ii) a voluntary window program, or (iii) a sale or divestiture of the business unit or division to which you are assigned.

You are not eligible to participate in the Severance Plan if you:

•	Are a temporary employee;

•	Are terminated for “cause”;

•	Receive benefits under a Forest City severance agreement;

•	Have a separate contract with Forest City governing severance benefits upon the termination of your employment;

•	Are a member of a union or your employment is subject to a collective bargaining agreement;

•	Are on a military leave of absence when benefits would begin and the leave extends through the period when benefits would be paid;

•	Are receiving long-term disability benefits when severance benefits would begin;

•	Are on an unpaid leave of absence that lasts longer than 12 weeks and extends past the date your termination of employment is effective; or

•	Are assigned to properties where ownership is not controlled by Forest City or Forest City Real Estate Services, LLC and you have yet to reach one year of Forest City service.

Furthermore, you will not be eligible to receive benefits under the Severance Plan if you accept another position within Forest City or if a Comparable Position (defined below) is offered to you by Forest City, a successor employer, or a third party with which Forest City has contracted to assume responsibility for any Forest City operations or property. A “Comparable Position” is one that is located within a reasonable commuting distance (defined as within 50 miles) of your former worksite or residence, having similar hours and job responsibilities and comparable base compensation and target annual bonus opportunity to your prior position as determined by the Plan Administrator within its sole discretion. If you are offered continued employment with Forest City, a successor employer, or a third party with which Forest City has contracted to assume responsibility for any Forest City operations or property in a position that is not a Comparable Position, then you may resign within 90 days thereafter and be eligible for severance under this Severance Plan as if your employment were terminated without cause provided that you give notice to the Company of the event or condition causing your position not to be a Comparable Position within 60 days after it initially occurs or exists and the Company fails to cure such event or condition within 30 days after receiving such notice.

For purposes of this Severance Plan, the term “cause” means: (i) your continued failure to perform your duties with Forest City (other than any such failure resulting from any medically determined physical or mental impairment); (ii) your engaging in gross misconduct, gross insubordination or gross negligence in the course of performing your duties for Forest City; or (iii) your conviction, guilty plea or plea of nolo contendere for any crime involving dishonesty or for any felony.

Receiving Your Benefit

The amount of your severance benefit is based on your:

•

Base pay as of your termination date, which is your “regular earnings” or your regular salary or regular straight time wages. It does not include overtime pay, bonuses, commissions, cash and non-cash fringe benefits, incentive compensation payments, equity awards or other forms of special compensation. For part-time associates, your base pay will be determined based on your average straight-time hours worked over the past year.

•

Years of service with Forest City, which equals the number of full and partial years (rounded as provided below) you have been employed from your seniority date until your termination date, but not including any break in service; provided, that if your employment terminated (whether before or after the Effective Date, as defined below) under circumstances that entitled you to benefits under the Severance Plan or any predecessor plan, and you are subsequently re-employed by Forest City, your seniority date shall be the date you become re-employed. Any partial years of service will be rounded to the nearest whole year (whether greater or lesser) in determining your eligibility for severance.

An eligible participant will receive payment of his or her base pay for the number of weeks determined in accordance with the table below based upon the participant’s years of service (“Severance Pay”). The Severance Pay will be paid over the applicable salary continuation period noted in the table below in accordance with the Company’s regular payroll practices in effect at the date of termination, commencing on the first payroll date following the date the Release Agreement described below becomes effective and irrevocable in accordance with its terms. Further, if the period during which the participant’s Release Agreement must be signed and become effective and irrevocable in accordance with its terms spans two calendar years, then, to the extent required to comply with Section 409A of the Internal Revenue Code (the “Code”), any payment of Severance Pay will commence on the first payroll date that occurs in the second calendar year and after the Release Agreement has become effective and irrevocable, and that first installment shall include all payments that otherwise would have been paid had no delay been imposed.

Severance Pay awarded under the Severance Plan shall be net of any income or employment taxes which are required to be withheld from such payments. Your employment and certain other employment-related benefits, such as Short-Term and Long-Term Disability, end on your termination date. If enrolled, any Medical, Dental, Life, Vision and Medical FSA benefits end on the last day of the month in which you cease to be actively employed. However, in connection with your termination, you may convert your Forest City Medical, Dental, and Vision coverage to COBRA coverage, as provided under COBRA. Under COBRA you may also continue contributions on an after-tax basis to your Medical FSA.

Your termination date is your last day of active work with Forest City or the last day of any notice period of your termination, whichever is later, provided that your termination also constitutes a “separation from service” within the meaning of Section 409A of the Code.

If you are receiving short-term disability benefits when your severance benefits would otherwise begin, your severance benefits are delayed until those disability payments end. If you are approved for long-term disability benefits, you are not entitled to severance benefits.

Severance Pay Schedule

Your Severance Pay is determined according to this schedule:

Severance Pay
Years of Service	Weeks of Salary Continuation
Less than or = 1	16
2	16
3	16
4	16
5	18
6	21
7	24
8	27
9	30
10	33
11	36
12	39
13	42
14	45
15	48
16	51
17	54
18	57
19	60
20	63
21	66
22	69
23	72
24	75
25	78
26	81
27	84
28	87
29	90
30	93
31	96
32	99
33	102
34 and greater	104

Medical, Dental and Vision Benefits

While you are receiving Severance Pay pursuant to the Severance Plan, you may also be eligible to continue your Medical, Dental, Vision and Medical FSA benefits under COBRA. To be eligible for COBRA continuation you must be enrolled in and covered by the respective Forest City benefits program on your last day on active payroll.

The Severance Plan will provide all persons who are receiving Severance Pay and are eligible for and elect COBRA coverage under the Medical, Dental and Vision benefits with COBRA coverage, at a cost of thirty-five percent (35%) of full COBRA rates through the end of the month in which salary continuation ends, up to a maximum of 18 months. An amount equal to the Company-provided COBRA subsidy (or such other amounts as may be required by law) will be included in the eligible participant’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from the participant’s other compensation for this purpose.

Release Agreement

You must sign a severance agreement containing a general release and waiver of claims (Release Agreement) to be entitled to receive your Severance Pay and any subsidy toward COBRA rates. In the Release Agreement, you give up any rights and claims you have against Forest City and its affiliates that may arise from your employment or the termination of your employment. A copy of the sample Release Agreement is available for your inspection. The sample Release Agreement is subject to change for compliance with applicable law.

If you do not sign and return your Release Agreement within the time period specified for its return or you timely revoke your signed Release Agreement, then you are not eligible for severance benefits under the Severance Plan.

You must comply with the Release Agreement throughout your salary continuation period to continue receiving your benefit payments from the Severance Plan.

Forfeiture

You stop receiving benefits if you:

•	Accept an employment offer from Forest City, its subsidiaries or other affiliates;

•

Are offered and refuse a comparable job with Forest City, successor employer, or a third party with which Forest City has contracted to assume responsibility for any Forest City operations or property; or

•	Fail to comply with your Release Agreement.

If you die while receiving severance benefits, the remaining payments are paid in a lump sum to your surviving spouse, if you are married, or otherwise to your estate.

Compliance with Tax Rules

This paragraph addresses the potential application of Section 409A of the Code (“Section 409A”) to payments and benefits received under the Severance Plan. Section 409A imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to you upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to you, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Severance Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Severance Plan are intended to be a series of separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if you are a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Severance Plan to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first six months following the termination date shall instead be accumulated through and paid or provided (without interest), on the first business day following the six-month anniversary of the termination date.

This paragraph addresses the potential application of the golden parachute excise tax (the “Excise Tax”) under Section 4999 of the Code to payments and benefits that you may receive in connection with any potential sale or other change in control of Forest City Realty Trust, Inc. By way of background, the Excise Tax would apply if: (i) you are a “disqualified individual” and receive payments or benefits related to a change in control as defined under Section 280G of the Code (a “Transaction”), such as Severance Pay, COBRA subsidies and accelerated vesting of equity awards or similar benefits (referred to as “Parachute Payments”); and (ii) the aggregate present value of your Parachute Payments equals or exceeds three times your “Base Amount” (which generally equals your average W-2 income for the five-calendar-year period immediately preceding the closing of the Transaction). The Excise Tax, if applicable, would equal 20% of the excess of the Parachute Payments over your Base Amount, in addition to income and employment taxes. In the event any Parachute Payments are subject to the Excise Tax, then you would receive either (i) the full amount of such Parachute Payments, or (ii) such lesser portion of the Parachute Payments that would avoid the imposition of the Excise Tax, whichever results in you receiving the greater after-tax amount. The objective of this provision is to maximize your after-tax benefit in the event that any Parachute Payments could be subject to the Excise Tax. The forfeiture of Parachute Payments, if applicable, shall be applied by: first reducing the cash Severance Pay; then cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); then cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and finally, reduction of any other benefits or payments due to you (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All determinations required to be made under this paragraph and the assumptions to be utilized in arriving at such determination, shall be made by a major accounting firm with expertise in such matters designated by the Company (the “Accounting Firm”). Any determination by the Accounting Firm shall be binding upon the participants and the Company.

Administrative Information

Plan Sponsor

Forest City Employer, LLC

127 Public Square, Suite 3100

Cleveland, OH 44114

Employer Identification Number (EIN): 30-0828121.

Plan Administrator

The Company is the Plan Administrator of the Severance Plan. The Plan Administrator is the named fiduciary and administrator of the Severance Plan. Therefore, the Plan Administrator is authorized to control and manage the operation and administration of the Severance Plan. The Plan Administrator, as named fiduciary, may delegate any of its responsibilities to, or engage the services of, such persons or entities to exercise any fiduciary functions of the Plan Administrator, to render advice or to perform services with respect to the Severance Plan as it shall determine to be necessary or appropriate.

The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Severance Plan or to interpret the provisions of the Severance Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Severance Plan. Subject only to the claims procedure outlined in the Severance Plan, the rules, regulations and interpretations made by the Plan Administrator shall be final and binding on all persons.

In exercising its fiduciary duty, the Plan Administrator has discretionary authority to determine eligibility for benefits and to interpret the terms of the Severance Plan. Using its discretionary authority, the Plan Administrator may correct defects, make findings of fact, rectify any omission or reconcile any inconsistency or ambiguity in the Severance Plan. Further, the Plan Administrator shall have the sole and absolute discretion to determine the rights and status under the Severance Plan of eligible associates or other persons, to resolve questions or disputes arising under the Severance Plan, and to make any determinations with respect to the benefits payable under the Severance Plan and the persons entitled to these benefits. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (1) to determine whether a particular termination of employment constitutes a qualifying termination under the Severance Plan, (2) to determine whether a particular associate is an eligible associate, (3) to determine an eligible associate’s years of credited service, and (4) to determine if an eligible associate is entitled to Severance Pay and, if so, the amount of such Severance Pay. The Plan Administrator’s determination of the rights of any associate or former associate hereunder shall be final and binding on all persons, subject only to the claim and appeals procedures outlined in the Severance Plan.

The Plan Administrator can be contacted at:

Forest City Employer, LLC

127 Public Square, Suite 3100

Cleveland, OH 44114

(216) 621-6060

Agent for Service of Legal Process

If you wish to begin legal proceedings relative to the Severance Plan, you should direct legal process to the Plan Administrator at the address noted above.

Plan Identification

The Severance Plan is identified by the following official names and numbers:

Forest City Employer, LLC Severance Plan

Plan Number 503

Effective Date

The Effective Date of the Severance Plan is September 11, 2017. The Severance Plan was amended and restated on March 4, 2018 and again on July 1, 2018, as set forth herein.

Plan Year

The Plan Year for purposes of maintaining the records of the Severance Plan is a calendar year, commencing on January 1 and ending on December 31.

Governing Law

The Severance Plan and all rights thereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by ERISA.

Type of Plan and Funding

The Severance Plan is an unfunded employee welfare plan under ERISA and is not a qualified plan under the Code. As an unfunded plan, all benefits are paid out of the general assets of the Company and no participant will have any greater claim to any asset than other general creditors. No funds are set aside or held in trust to secure the benefits offered to participants under the Severance Plan.

Claim and Appeals Procedure

Your benefit under the Severance Plan will be paid to you as a matter of course; accordingly, there is no need to file a claim for your benefit with the Plan Administrator other than completing and signing the Release Agreement, and any administrative forms which may be required by the Plan Administrator. As soon as is practicable, you will be notified of the amount of your benefit under the Severance Plan.

If you dispute the amount of your benefit, you may file a written claim with the Plan Administrator. Your written request should include your name and the name of your employer. You must make such a written request within 90 days after the date you were denied a benefit. The Plan Administrator must respond to your claim for benefits within 90 days after the date of your claim for benefits. If your claim is incomplete or if the Plan Administrator needs additional time to review your claim, this timeframe may change.

If the Plan Administrator asks you for additional information to complete your claim, the amount of time you have to provide the requested information is 45 days. If the Plan Administrator needs additional time to review your claim or review the additional information you are requested to provide, the timeframe for deciding your claim may be extended. If the Plan Administrator needs an extension, you will receive a notice before the end of the initial claim denial period explaining when you can expect to receive the decision. The extension period cannot last longer than an additional 90 days after the end of the initial claim determination period specified above or, if earlier, after the earlier of receipt of your additional information or your deadline for submitting that additional information.

If your claim for benefits is wholly or partially denied, you will receive a written notice containing the following information:

•	the specific reasons for the determination;

•	a reference to the specific Severance Plan provisions on which the determination is based;

•	a statement describing additional material or information necessary to complete the claim and why such information is necessary;

•	a statement describing plan procedures and time limits for appealing the determination; and

•	details regarding any available external review and the right to sue in federal court under Section 502(a) of ERISA.

If you believe your claim was denied in error, you may appeal this decision. You must submit your appeal request to the Plan Administrator within 60 days following your receipt of the written denial notice. You may submit written comments, documents or other information in support of your appeal and have access, upon request, to all relevant documents free of charge. The review of the claim denial will take into account all new information, whether or not presented or available at the initial claim review, and will not be influenced by the initial claim decision.

The Plan Administrator must respond to your appeal within 60 days following its receipt of your appeal request. If the Plan Administrator needs additional time to review your claim, the timeframe for deciding your claim may be extended. The extension period cannot last longer than 60 days after the end of the initial appeal determination period specified above.

If your appeal is denied, the denial notice will contain the following information:

•	the specific reasons for the determination;

•	a reference to the specific Severance Plan provisions on which the determination was based;

•	a statement that you are entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records, or other information relevant to the determination;

•	a statement describing any voluntary appeal procedures offered by the Severance Plan and your right to obtain information about these procedures; and

•	a statement describing your right to bring a civil lawsuit under Section 502(a) of ERISA.

The appeal determination notice may be provided in written or electronic form. If it is provided in electronic form, you have the right to request and receive it on a written paper document at no charge. Both the electronic and paper versions will contain the same style, format and content.

Once you have submitted a claim and completed all available levels of appeal described above, you will have exhausted the appeals process. Once you exhaust the appeals process, you will have no further recourse with the Plan Administrator or the Company. If you want to further challenge a benefit denial, you will have the right to sue the Severance Plan in federal court.

Legal Action

If you exhaust or are treated as having exhausted all levels of the claims appeal process, you may bring suit against the Severance Plan in federal court under Section 502(a) of ERISA. You do not need to request an external review before filing suit. If you decide to sue the Severance Plan, you must do so within one year after receiving the final appeal denial notice. Any action brought must be in Ohio state court or in the United States District Court for the Northern District of Ohio and no other.

Note: If your claim for benefits relates to coverage under the Medical, Dental, Vision or FSA continuation coverage as provided in this Severance Plan, the Claims and Appeals Procedure provision of the Forest City Employer, LLC Group Insurance Plan Summary Plan Description shall control. If you require a copy of the Forest City Employer, LLC Group Insurance Plan Summary Plan Description, please contact the Plan Administrator.

Recovery of Overpayments (Recoupment)

This provision applies whenever the Severance Plan has made an overpayment or an erroneous payment of benefits to you. The Severance Plan has an equitable lien on any payment if the Severance Plan provides benefits greater than it should have. The Severance Plan has (and, as a condition of receiving benefits from the Severance Plan, you agree that the Severance Plan has) an equitable lien on the overpayment, as well as the right to recover the overpayment from you. The Severance Plan may reduce or withhold future benefits to recover any incorrect payments or overpayments.

Amendment and Termination of the Severance Plan

Except as otherwise provided herein, the Board of Directors of Forest City Realty Trust, Inc. reserves the right to amend, modify, suspend, discontinue or otherwise terminate the Severance Plan at any time and for any reason. Any amendment shall be expressed in a written instrument executed by an officer of Forest City Realty Trust, Inc. All such amendments may be retroactive to any date up to and including the Effective Date, and shall be retroactive to the Effective Date unless other provision is specifically made. The Board of Directors of Forest City Realty Trust, Inc. shall have the right to delegate amendment and termination authority under the Severance Plan to its Benefit Committee in its sole and absolute discretion; provided, however that any such amendment or termination that may have a material impact on the financial condition of Forest City Realty Trust, Inc. or any subsidiary of Forest City Realty Trust, Inc. may only be adopted by the Board of Directors of Forest City Realty Trust, Inc. Further, the Benefits Committee can further delegate its amendment and termination authority to the officers and managers of the Human Resources Department of the Company. Notwithstanding anything contained in the foregoing, (i) no amendment or termination of the Severance Plan shall adversely affect the right of any participant to any benefit under the Severance Plan to which he or she became entitled prior to such amendment or termination; (ii) on or prior to December 31, 2018, the Severance Plan shall not be subject to amendment, modification, suspension, discontinuance or termination in any respect which adversely affects the rights of participants (including the removal of an individual as a participant) without the consent of each participant so affected; and (iii) in anticipation of, on, or within two (2) years after a Change of Control (as defined in the Forest City Realty Trust, Inc. 1994 Stock Plan), the Severance Plan shall not be subject to amendment, modification, suspension, discontinuance or termination in any respect which adversely affects the rights of participants (including the removal of an individual as a participant) without the consent of each participant so affected.

Your Rights Under ERISA

As a participant in the Forest City Employer, LLC Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Severance Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all documents governing the Severance Plan and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Severance Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Severance Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Severance Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Severance Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Severance Plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Severance Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the Severance Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Severance Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

FOREST CITY EMPLOYER, LLC

By:	/s/ David J LaRue
David J. LaRue, President & CEO